EXHIBIT 2.1
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
     This FIRST AMENDMENT, dated as of February 9, 2009, to the Agreement and Plan of Merger dated November 13, 2008 (the “Merger Agreement”), is among ALLIANCE HEALTHCARD, INC., a Georgia corporation (“ALHC”), ACCESS/ALLIANCE ACQUISITION CORP., an Oklahoma corporation and wholly-owned special purpose subsidiary of ALHC (“Acquisition Corp” and with ALHC, the “Company”), and ACCESS PLANS USA, INC., an Oklahoma corporation (“AUSA”). Collectively, ALHC, Acquisition Corp and AUSA are referred to as the “Parties” or individually the “Party.” Capitalized terms used herein shall have the meaning ascribed to such term in the Merger Agreement.
W I T N E S S E T H:
     1. ALHC, Acquisition Corp, and AUSA are parties to the Merger Agreement.
     2. Section 1.6.1.1 of the Merger Agreement provides for the conversion of AUSA Shares at the Closing into a number of shares of ALHC Common Stock.
     3. The parties to this First Amendment are willing to amend the formula for determining the number of shares of ALHC Common Stock to be issued and delivered in exchange for the AUSA Shares at the Closing pursuant to Section 1.6.1.1 of the Merger Agreement.
     4. Section 7.1 of the Merger Agreement provides for a termination date of February 28, 2009.
     5. The parties to this First Amendment are willing to extend the termination date as provided in this First Amendment.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties have agreed, and hereby agree, as follows:
     1. Effect on Capital Stock. Section 1.6.1.1 of the Merger Agreement is hereby amended in its entirety to read as follows:
1.6.1.1 Conversion of Securities. (i) Subject to Section 1.6.1.6, at Closing all outstanding AUSA Shares (which shall exclude any AUSA Shares cancelled pursuant to Section 1.6.1.2) shall be converted into the right to receive in the aggregate 6,850,000 shares of ALHC Common Stock. If at Closing there is no change in the number of AUSA shares outstanding from the number outstanding at the date of this agreement of 20,269,145, then this converts into the right to receive 0.337952094181 of one fully paid and non-assessable share of ALHC Common Stock for each of the AUSA Shares, subject to the adjustment provided in paragraph (ii) below.
(ii) The 6,850,000 shares of ALHC Common Stock (excluding any AUSA Shares cancelled pursuant to Section 1.6.1.2) into which the outstanding AUSA Shares shall be converted pursuant to paragraph (i) of this Section 1.6.1.1 shall be reduced by any net direct divesture cost attributable to the divesture of the Access HealthSource, Inc., currently known and referenced as the Regional Healthcare Division of AUSA on the basis of one share of ALHC Common Stock for each two dollars ($2.00) of the Net Divesture Cost (as defined below). For purposes of this Agreement, “Net Divesture Cost” shall mean
(A) the sum of the cash expenditures paid or to be incurred by AUSA and Access HealthSource, Inc., inclusive of any amounts paid or payable by Access HealthSource, Inc. to Tenet Hospitals Limited pursuant to the Compromise Settlement Agreement, Release of All Claims and Indemnity Agreement related to Statement of Claim filed June 2, 2008, Case No. 70 193Y 00353 08 (the “Tenet Liability”), directly associated with the sale or disposition of Access HealthSource, Inc. that in the aggregate exceed
(B) the proceeds received by AUSA in conjunction with the sale or disposition of Access HealthSource, Inc. (the “Access HealthSource Divesture”).
(iii) The fraction of one share of ALHC Common Stock into which each of the AUSA Shares is converted pursuant to paragraph (i) of this Section 1.6.1 (or Section 1.7.1) is referred to herein as the “Exchange Ratio.” For purposes of this Section 1.6.1 and Section 1.7.1, all numbers shall be rounded to the next whole share and those shares of ALHC Common Stock issued pursuant to this paragraph (iii) of this Section 1.6.1.1 shall be in addition to the number of shares of ALHC Common Stock issued pursuant to paragraph (i) of this Section 1.6.1.1.
     2. Termination. Section 7.1 of the Merger Agreement is hereby amended in its entirety to read as follows:
This Agreement may be terminated at any time prior to the Closing as follows:
(ii) “by either ALHC, on the one hand, or AUSA, on the other hand, if the Merger shall not have been consummated by April 1, 2009 (provided that the right to terminate this Agreement under this subparagraph (ii) of this Section 7.1 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to be consummated on or before such date), notwithstanding any other provision of this Section 7.1; or
     3. Full Force and Effect. Except as amended hereby, the Merger Agreement shall remain in full force and effect.
     4. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.
{Signature Page Follows}

          IN WITNESS WHEREOF, ALHC, Acquisition Corp, and AUSA have caused this First Amendment to be executed as of the date first written above.

“ALHC”	ALLIANCE HEALTHCARD, INC.

	By	/s/

Danny Wright, Chief Executive Officer

“Acquisition Corp”	ACCESS/ALLIANCE ACQUISITION CORP

	By	/s/

Danny Wright, Chief Executive Officer

“AUSA”	ACCESS PLANS USA, INC.

	By	/s/

Ian R. Stuart, Interim President and C.E.O.

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